EZCORP ANNOUNCES NEW STRATEGY, STRUCTURE AND BUSINESS FOCUS
Pawn and Grupo Finmart to be Key Businesses, U.S. Financial Services Closed, Structure Simplified
AUSTIN, Texas (July 29, 2015) — EZCORP, Inc. (NASDAQ: EZPW), today announced a major change in strategy following an intensive six-month review of all company activities.
In a series of moves the company is describing as “transformational,” EZCORP will focus on growing its core pawn brokering operations in the U.S. and Mexico and its Grupo Finmart business in Mexico. The company will simplify its operating structure by moving from a divisional to a functional business model.
The new strategy will strengthen its key businesses, improve operating efficiencies and better position it for growth in the personal financial services industry.
Following an intensive six month review, the company will cease its involvement with payday, auto title and installment lending in the U.S., closing its U.S. Financial Services business.
Stuart Grimshaw, EZCORP’s Chief Executive Officer, said: “Our future success requires a transformational strategy and financial discipline.
“The company has grown into a complex organization with capital and management resources spread across a broad portfolio. We will focus on fewer businesses, simplify our structure, reduce costs and optimize the returns we make from our investments.
“We have high quality businesses and teams in North America with excellent growth and earnings potential,” he said.
Focus on Pawn and Grupo Finmart
EZCORP is the second largest company in the United States pawn industry and has a large network of stores in Mexico to support future expansion. Over the next three years, the company will increase investment in its pawn businesses to improve efficiency, customer service and profitability.
It has entered into a definitive agreement to acquire an additional 13 pawn stores in the U.S. for $12.5 million in cash. The transaction is expected to close in the current quarter.
Grupo Finmart is the 76%-owned subsidiary that provides payroll withholding loans in Mexico. It is well positioned as one of three leading companies in the sector. The strategy is to upgrade the core processes and systems of the business to facilitate continued growth.
Close U.S. Financial Services
The strategy review concluded that an increasingly challenging legislative and regulatory environment and a lack of scale limited the competitiveness and prospects of the company's unsecured and auto title lending operations in the U.S. As a result, the company will immediately close its U.S. Financial Services business, including all payday, auto title and installment lending. The company has already begun a program to assist customers and employees during the closure process.
Financial Impact
The strategy is expected to produce annual expense savings around $34 million after three years. The company expects to start seeing the benefit of these in the fourth quarter of 2015.

The company will record charges and other expenses in the fourth quarter of fiscal 2015 related to the closure of U.S. Financial Services and other structural and operational changes. Those charges and expenses will include lease termination and other costs of store closures, employee severance and asset write-downs.
The company currently estimates that the aggregate amount of the charges and costs will be approximately $75 million to $85 million, before tax. The cash component is approximately $20 million to $25 million. The after-tax cash cost is expected to be $5 million to $10 million.
Additional CEO commentary
“The new strategic direction for EZCORP concentrates effort and resources in markets and businesses with the best growth prospects,” Mr. Grimshaw said.
“The decision to close U.S. Financial Services was difficult and not taken lightly.
“Building a leading personal financial services business requires scale and substantial investment.
“We believe we can best meet the needs of our investors, employees and customers by concentrating on the businesses where we already have strong market positions and can achieve returns above our cost of equity.
“Our strategy will deliver a more focused and less complex company capable of responding to market or competitive pressures and generating consistent EPS growth over the long term,” he said.
Conference Call
In conjunction with this release, EZCORP has scheduled a conference call which will be broadcast live over the internet at 4:15 p.m. Central time.
WHAT:     EZCORP's Corporate Strategy Announcement
WHEN:    4:15 p.m. Central time, Wednesday, July 29, 2015
WHERE:    http://edge.media-server.com/m/p/93iwfpcn
DIAL-IN:    Toll Free - (888) 734-0328
International - (678) 894-3054
Conference ID - 93473240
A copy of the conference call presentation is available for download on the company’s website at http://investors.ezcorp.com. For those who cannot listen to the live call, an archive of the webcast will be available shortly after the call on the company’s website at http://investors.ezcorp.com.
Preliminary Third Quarter Financial and Operational Results
The company has previously announced that it would restate its financial statements for fiscal 2014 and the first quarter of fiscal 2015. The restatement is related to the accounting for Grupo Finmart structured asset sales. The quantification and evaluation of accounting issues in the Grupo Finmart loan portfolio continue. Because of these issues, the company has delayed the filing of its quarterly report for the second quarter of fiscal 2015 (ended March 31, 2015) and will also delay the filing of its quarterly report for the third quarter (ended June 30, 2015).
In the interim, the company can report the following selected unaudited financial and operating information related to the third quarter of fiscal 2015:
U.S. & Canada Segment

•
Total revenues were $171.2 million, a 7% decrease from the prior-year quarter. The overall decrease in total revenues was mainly due to a $9.2 million decrease in jewelry scrapping sales and a $3.8 million decrease in consumer loan fees and interest. This was partially offset by a $0.7 million increase in merchandise sales and pawn service charges from the prior-year quarter.

•
Total merchandise sales increased 4% from the prior-year quarter to $77.7 million. As a result of our efforts to reduce aged inventory, gross margin on merchandise sales was down 300 bps to 35%. This resulted in aged inventory decreasing by 46%, now representing 11% of total inventory from 18% at the end of the prior-year quarter.

•
Jewelry scrapping revenues decreased 49% due to a 7% decrease in proceeds realized per gram of gold jewelry scrapped coupled with a 46% decrease in gold volume. Gross profit on jewelry scrapping sales was down 60% from the prior-year quarter, affected by our actions to reduce aged inventory.

•
Pawn service charge revenues decreased $2.3 million, or 4%, from the prior-year quarter to $49.6 million. The main reason was a 6% decrease in the average monthly pawn loan balance outstanding during the current quarter.

•	Consumer loan fees and interest were $33.8 million, down 10% from the prior-year quarter, mainly due to a decrease in consumer loan balances in Texas ordinance cities.
Partial Latin America Segment Information
Note: All amounts presented below are calculated on a constant currency basis (see GAAP to non-GAAP Reconciliation Information below)

•	Core pawn revenue increased 22% from the prior-year quarter to $27.6 million.

•
Merchandise sales increased $3.7 million, or 25%, to $18.2 million. Merchandise sales gross margin was 29% during the current quarter, down from 32% during the prior-year quarter, primarily as a result of efforts to reshape the inventory profile.

•
Pawn service charge revenues increased $1.4 million, or 17% from the prior-year quarter with the average pawn loan balance during the period increasing by 18% to $19.5 million. The average pawn loan portfolio yield from the prior-year quarter was flat.

•
General merchandise inventory held for a year or more decreased by 70% compared to the prior-year quarter. At the end of the quarter, it represented 7% of total inventory compared to 25% in the prior-year quarter.

For additional information and detail, see the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission contemporaneous with this release. A copy of that Form 8-K filing is available in the Investor Relations section of the company’s website at http://investors.ezcorp.com/sec-filings.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy and initiatives. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and whether the company can complete the review and analysis of accounting issues in its Grupo Finmart loan portfolio and regain compliance with SEC and NASDAQ listing requirements. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-3400
Investor_Relations@ezcorp.com

GAAP to non-GAAP Reconciliation Information
Constant currency results reported below are calculated by translating balance sheet and statement of operations items denominated in Mexican pesos to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations. For balance sheet items, the end of period rate at June 30, 2014 of 13.0 to 1 was used, compared to the end of period rate at June 30, 2015 of 15.7 to 1. For statement of operations items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior year three-month period ended June 30, 2014 was 13.0 to 1, as compared to the current three-month period ended June 30, 2015 rate of 15.3 to 1.

GAAP to non-GAAP Reconciliation
	Three Months Ended June 30,
	2015	Constant Currency 2015	2014	Variance GAAP	Variance Constant Currency
	(Unaudited)
Latin America	(in USD in thousands)
Revenues:
Merchandise sales	15,447	18,180	14,496	7%	25%
Jewelry scrapping sales	886	1,043	1,364	(35)%	(24)%
Pawn service charges	7,990	9,403	8,023	—%	17%
Consumer loan fees and interest	52	61	—	N/A	N/A
Other revenues	203	239	265	(23)%	(10)%
Total revenues	24,578	28,926	24,148	2%	20%
Merchandise cost of goods sold	10,934	12,868	9,824	11%	31%
Jewelry scrapping cost of goods sold	866	1,019	1,237	(30)%	(18)%
Consumer loan bad debt	7	9	—	N/A	N/A
Net revenues	12,771	15,030	13,087	(2)%	15%

Core pawn revenue	23,437	27,583	22,519	4%	22%
Gross profit from merchandise sales	4,513	5,312	4,672	(3)%	14%
Gross profit from jewelry scrapping sales	20	24	127	(84)%	(81)%
Average pawn loans outstanding	16,170	19,529	16,509	(2)%	18%
Inventory held for one year or more	1,430	1,727	5,791	(75)%	(70)%
Inventory, net	19,223	23,215	23,424	(18)%	(1)%